Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
July 7, 2009	NASDAQ:ARTW

ART’S WAY MANUFACTURING ANNOUNCES FINANCIAL RESULTS FOR
SECOND QUARTER AND SIX MONTHS

Conference Call Scheduled For 9:00AM CDT, Wednesday, July 8, 2009

ARMSTRONG, IOWA, July 7, 2009 – Art’s Way Manufacturing Co., Inc., (NASDAQ:ARTW) a leading manufacturer and distributor of agricultural machinery, equipment and services announced its financial results for the three and six months ended May 31, 2009.

In conjunction with the release, the Company has scheduled a conference call Wednesday, July 8, 2009 at 9:00 AM Central Daylight Time.

What: Art’s Way Manufacturing Second Quarter & Six Months Financial Results Conference Call

When: Wednesday, July 8, 2009 - 9:00 AM Central Daylight Time

How: Live via phone by dialing 1 (800) 624-7038. Code: Art’s Way Manufacturing.  Participants to the conference call should call in at least 5 minutes prior to the start time.

J. Ward McConnell, Jr., Executive Chairman of the Board of Directors of Art’s Way Manufacturing will be leading the call and discussing second quarter and six month financial results, the status of the Company and an outlook for the balance of 2009.

Financial Highlights For the Three And Six Months Ended May 31, 2009:

•	Net sales for the three months ended May 31, 2009 were $7.1 million.
•	Net sales for the six months ended May 31, 2009 were $13.8 million.
•	As of June 2009, order backlog is $10.5 million, compared to $20.5 million in June 2008.

	For the Three Months Ended
	May 31, 2009	May 31, 2008	Change
Revenue	$7,115,645	$7,686,553	-7.4%
Operating Income	$291,227	$1,039,195	-72.0%
Net Income	$112,918	$889,045	-87.3%
EPS (Basic)	$0.03	$0.22	-86.4%
EPS (Diluted)	$0.03	$0.22	-86.4%
Weighted avg. shares outstanding:
Basic	3,986,830	3,972,352
Diluted	3,989,086	3,984,908

	For the Six Months Ended
	May 31, 2009	May 31, 2008	Change
Revenue	$13,806,511	$14,435,067	-4.4%
Operating Income	$388,864	$1,853,120	-79.0%
Net Income	$116,513	$1,365,886	-91.5%
EPS (Basic)	$0.03	$0.34	-91.2%
EPS (Diluted)	$0.03	$0.34	-91.2%
Weighted avg. shares outstanding:
Basic	3,986,594	3,971,238
Diluted	3,987,198	3,990,110

Revenue: Consolidated net sales for the fiscal quarter ended May 31, 2009 were $7,116,000 compared to $7,687,000 for the same period in fiscal 2008. Consolidated net sales for the six months ended May 31, 2009 were $13,807,000 compared to $14,435,000 for the same period in fiscal 2008.

Art’s Way Manufacturing, our agricultural products segment, had revenue of approximately $6,165,000 and $10,874,000 for the three- and six-month periods ended May 31, 2009, respectively, compared to $5,066,000 and $9,193,000 for the same respective periods in fiscal 2008, which represents an increase of 21.7% and 18.3%, respectively.  The quarter and six-month increase in sales for Art’s Way Manufacturing was largely due to the sales of forage boxes and rakes from the Miller Pro product line, which had minimal sales during the first half of fiscal 2008 due to product integration.

Art’s Way Vessels, our pressurized vessels segment, had revenue of approximately $226,000 and $375,000 for the three- and six-month periods ended May 31, 2009, respectively, compared to $90,000 and $203,000 for the same respective periods in fiscal 2008, which represents an increase of 151.1% and 84.3%, respectively. This was an expected increase due to the rebuilding of sales lost after moving to a new facility.

Art’s Way Scientific – Buildings for Science -, our modular buildings segment, had a decrease of revenue of 71.3% and 49.2% for the three- and six-month periods ended May 31, 2009, respectively.  Art’s Way Scientific had revenue of approximately $725,000 and $2,558,000 for the three- and six-month periods ended May 31, 2009, respectively, compared to $2,531,000 and $5,039,000 for the same respective periods in fiscal 2008. The decrease in revenue for Art’s Way Scientific was the result of a decrease in demand for modular buildings, which management believes was largely due to the impact of current economic conditions on the capital budgets of potential customers.

Income:  Operating income decreased 72% from $1,039,000 to $291,000 for the three months ended May 31, 2009, while net income for the three months ended May 31, 2009 decreased 87.3%, from $889,000 to $113,000.  Operating income for the six months ended May 31, 2009 decreased 79% from $1,853,000 to $389,000. These decreases are primarily due to decreased gross margins.

Consolidated gross profit margin for the three- and six-month periods ended May 31, 2009 was 20.6% and 20.2%, respectively, compared to 31.7% and 32.0% for the same respective periods in the 2008 fiscal year, primarily due to decreases in gross profit margin at Art’s Way Manufacturing and Art’s Way Scientific.  The gross profit margin of Art’s Way Manufacturing decreased from 34.8% and 36.4% in the three- and six-month periods ended May 31, 2008, respectively, to 25.7% and 23.9% for the same respective periods in 2009.  After the purchase of the Miller Pro product line, we had many orders that we were unable to produce in a timely fashion.  In order to satisfy our customers, we agreed to sell these goods at the lower prices quoted in 2007.  As a result of our production delays caused by the integration of this product line, we shipped goods in the first and second quarters of 2009 that were priced at the end of 2007 and manufactured with materials purchased at the higher prices of 2008.  We have nearly completed our commitments on the 2007 pricing, and do not anticipate any additional production delays.

The gross profit margin of Art’s Way Scientific decreased from 29.6% and 29.1% in the three- and six–month periods ended May 31, 2008, respectively, to 6.6% and 12.9% for the same respective periods in 2009. The decrease in gross profit margin at Art’s Way Scientific was primarily due to the decrease in revenue explained above. In addition, gross profit margins at Art’s Way Scientific were negatively impacted during the first and second quarter by unanticipated cost overruns on a project that was substantially completed during the period.

Earnings Per Share:  Earnings per diluted and basic share for the three months ended May 31, 2009 decreased to $0.03 as compared to $0.22, a decrease of 86.4% or $0.19 from the earnings per share for the three months ended May 31, 2008.  Earnings per share basic and diluted share for the six months ended May 31, 2009 decreased 91.2% from $0.34 to $0.03.

J. Ward McConnell Jr., Executive Chairman of the Board of Directors said, “We are very encouraged by the increase in sales of 21.7% for three months and 18.3% for six months, , with Art’s Way Manufacturing, our core agricultural product business. Our Miller Pro line is becoming very well accepted in the market place and, as promised, we have completed our production delays of the product line and fulfilled our commitments on 2007 pricing.

With the ramping up of Art’s Way Vessels, we had a significant increase in revenue for the quarter and six months ended May 31. It was completely expected and anticipated and we hope to keep this growth progressing.

Even with production and revenue improvement, this has been another challenging quarter for the Company – especially Art’s Way Scientific. As we indicated last quarter, we continue to monitor closely our market opportunities and our operating structure due to the changing and challenging market conditions. Incoming orders for all divisions, but especially Scientific, slowed in the first quarter and we have seen a continuation of that trend in the second quarter. While our quotation levels have increased during the quarter when compared to the fourth quarter of last fiscal year and first quarter this year, we have not seen a corresponding increase in our incoming order rate. Incoming orders continue to be slower than desired due to increased customer deliberation on the release of new orders pertaining to projects. We will continue our efforts to expand our served markets and product offerings, and believe the strength of our historical operating performance, combined with the excellent positioning of our core products and our new auger product provides an excellent platform from which to grow once we do see market recovery.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment and top and bottom drive augers. After market service parts are also an important part of the Company's business. We have two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels and Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact:	Jim Drewitz, Investor Relations
830-669-2466 jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com/

This news release includes “forward-looking statements” within the meaning of the federal securities laws.  In this release, forward-looking statements generally relate to: (i) the Company’s ability to meet its production schedule; (ii) acceptance of the Company’s Miller Pro product line; (iii) revenue expectations for Art’s-Way Vessels; (iv) the Company’s plans to expand its served markets and product offerings; (v) intent to monitor market opportunities and operating structure; and (vi) the Company’s growth potential in its industry. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company’s products and acceptance of its product lines, current domestic and international economic conditions, the Company’s ability to manage growth, incorrect assumptions by management with respect to production cycles and market conditions, unexpected production delays and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ markedly from management’s expectations.  The Company cautions readers not to place undue reliance upon any such forward-looking statements.